Exhibit 10.3

STRICTLY CONFIDENTIAL

May 29, 2013

Rick Shearer
1400 Civic Place, Suite 250

Southlake, Texas 76092

Dear Rick:

As you know, you and Superior Silica Sands LLC, a subsidiary of Emerge Energy Services GP, LLC (including any successors or assigns, the “Company”), have previously entered into an employment letter dated March 23, 2010, as amended May 17, 2011 (the “Prior Letter”), which was assigned to the Company in connection with the transfer of your employment to the Company effective as of the initial public offering of common units of Emerge Energy Services LP (the “IPO Date”).  In addition, as of the date of this letter (the “Effective Date”), this letter will amend, restate and replace the Prior Letter and your employment will be on the terms and conditions set forth in this letter.

Subject to earlier termination as hereinafter provided, your employment hereunder will be for a period (the “Employment Period”) commencing on the Effective Date and ending on December 31, 2015 (the “Initial Termination Date”).  If not previously terminated, the Employment Period will automatically be extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either you or the Company elects not to so extend the Employment Period by notifying the other party, in writing, of such election not less than sixty (60) days prior to the last day of the then current Employment Period.

As of the IPO Date, you will serve as the Chief Executive Officer of the Company and your starting monthly base salary will be $30,000 ($360,000 annualized), less payroll deductions and all required withholdings, payable in installments in accordance with the Company’s normal payroll practices (but in no event less often than monthly).  At the Company’s request, you will also serve the Company and/or its affiliates (including Superior Silica Sands LLC) in such additional capacities as the Company shall designate.  In the event that you serve in such additional capacities, your compensation will not be increased on account of such additional service beyond that specified in this letter.  Subject to satisfactory execution of Emerge Energy Services LP’s and its subsidiaries business plans, your base salary will be increased annually by at least 4%.

You will be eligible to earn, for each fiscal year of the Company during your employment period (starting with 2013), an annual cash performance bonus under the Company’s bonus plan or program applicable to similarly situated employees, provided that you remain employed by the Company through the last day of the applicable fiscal year.  Any annual bonus will be paid to you, to the extent any such annual bonus becomes payable, as soon as administratively practical following the completion of the audit of Emerge Energy Services LP’s financial statements for the just-completed calendar year, in the calendar year following the calendar year with respect to which the annual bonus is earned.

Also, you will be eligible to participate in all health, welfare and retirement plans maintained by the Company from time to time on the same basis as other similarly situated employees, subject to the terms and conditions thereof, but nothing contained in this letter will, or will be construed so as to, obligate the Company or its affiliates to adopt, sponsor, maintain or continue any benefit plans or programs at any time.  In addition, during the Employment Period you will be entitled to receive an annual Company-paid physical examination in an amount not to exceed $3,000 per year.  Your reasonable and documented business expenses incurred while performing your duties as Chief Executive Officer will be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time.

In the event that your employment with the Company is terminated by the Company without “cause” or due to your death or disability and you execute a general release of claims (in a form prescribed by the Company) within twenty-one (21) days (or forty-five (45) days to the extent required to comply with applicable law) after the termination date and you do not revoke such release within seven (7) days thereafter, then the Company will pay you, as a severance payment, an amount equal to two times your annual base salary as in effect on the termination date, payable in a single lump sum payment within sixty (60) days after the termination date.

For purposes of this agreement, “cause” means any of the following as determined by the Company in the exercise of good faith and reasonable judgment:  (i) willful and continued refusal to perform your duties, other than by reasons of disability, (ii) committing an act constituting a felony under state or federal law, (iii) engaging in an act of fraud, dishonesty or gross misconduct in connection with the business of the Company or its affiliates, (iv) theft or misappropriation, or attempted theft or misappropriation, of funds, property or a business opportunity from the Company or its affiliates, or (v) violation of any express policy or procedure of the Company or its affiliates, or any law or regulation applicable to the Company, its affiliates or its business; provided, however, that in the case of clauses (i) and (v) of the preceding portion of this sentence the Company shall have given you at least 30 days’ notice of its initial determination that your conduct may provide the Company with a basis for terminating your employment for “cause,” and you shall be provided with a reasonable opportunity during the 30-day period following such notice to cure the conditions that are the alleged basis for terminating your employment for “cause.”

Although as of the date of this letter the Company and you do not believe that any of the payments that may be paid pursuant to the provisions of this letter will constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), nevertheless to the extent that in the future any payment under this letter is reasonably determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A of the Code, and such payment would otherwise be payable hereunder by reason of a termination of your employment, then, to the extent required by Section 409A of the Code, all references to your termination of employment will be construed to mean a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h) (“Separation from Service”), and such amounts will only be paid upon or by reference to your Separation from Service.  Notwithstanding anything to the contrary in this letter, no compensation or benefits will be paid to you prior to the expiration of the six (6)-month period following your Separation from Service to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this letter would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company will pay a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

Except with the prior written approval of the Board of Directors of the Company (the “Board”) (which the Board may grant or withhold in its sole and absolute discretion), during the Employment Period, you will devote your entire working time, attention and energies to the business of the Company and will not (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any other entity (except you may maintain your existing position on the board of BlackBull Resources or other such entities in which you had a board position existing as of your May 1, 2010 start date), or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place you in a competing position to, that of the Company or any of its subsidiaries or affiliates.

The Company may assign or transfer your employment and this letter to any of its affiliates or to any successor to its business or assets at any time. This letter may not be amended except by a signed writing executed by the parties hereto.

[Signature page follows]

Sincerely yours,

/s/ Ted Beneski
Ted Beneski
Chairman of the Board

Accepted, acknowledged and agreed:

/s/ Rick Shearer
Rick Shearer

5/29/13
Date